Exhibit 99.1

PHARMACOPEIA ANNOUNCES POSITIVE RESULTS FROM INITIAL
DARA CLINICAL TRIAL

PS433540 Shown to Be Well Tolerated and Potentially Suited for Once Daily Administration

April 10, 2007, Princeton, NJ - Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced positive results from the initial Phase 1 clinical trial of PS433540, the company’s lead internal product candidate for the treatment of hypertension and diabetic nephropathy.  Data from the single ascending dose (SAD) study indicated that PS433540 was well tolerated at all six doses administered.  In addition, study findings suggested that the compound possesses linear pharmacokinetics and a half-life that is consistent with once daily administration.

PS433540 is the first and only dual-acting angiotensin and endothelin receptor antagonist (DARA) in development.  The compound, which possesses two clinically validated mechanisms of action in a single molecule, works by selectively blocking the action of two potent vasoconstrictor and mitogenic agents, angiotensin II (AII) and endothelin 1 (ET1), at their respective receptors. PS433540 is highly selective (10,000-fold) for the AII receptor sub-type 1 and the ET receptor sub-type A.  As such, PS433540 combines the properties of an angiotensin receptor blocker (ARB) and an endothelin receptor antagonist (ERA) in the same molecule.  Preclinical data suggests that, compared to either mechanism alone, simultaneously blocking the actions of both AII and ET1 may provide improved treatment options for several cardiovascular diseases.

“By showing that PS433540 is well tolerated over a broad range of doses while also possessing characteristics consistent with once-a-day dosing, we have taken an important initial step in the development of this first-in-class compound,” said Rene Belder, M.D., Pharmacopeia’s Vice President of Clinical and Regulatory Affairs. “Based on these findings, we are moving forward with our clinical development of DARA in an effort to complete the overall Phase 1 program in a timely fashion.”

The objective of this randomized, placebo-controlled, dose-escalation study was to evaluate the compound’s preliminary safety and tolerability by treating six separate groups of healthy volunteers.  Each group consisted of eight subjects, with six individuals receiving the active DARA compound and two receiving placebo.  PS433540 doses administered to the study groups ranged from 20 mg to 1000 mg and were increased for each successive group.  In addition to safety and tolerability, dose-related pharmacokinetics were also evaluated.

Pharmacopeia’s Phase 1 program for PS433540 is comprised of multiple studies.  In addition to the recently completed SAD trial, other planned studies include a multiple ascending dose (MAD) study to further evaluate safety after repeated administration of PS433540 over 14 days, as well as an angiotensin challenge study and an endothelin challenge study to demonstrate PS433540’s dual pharmacology.   Pharmacopeia expects the entire Phase 1 program to be complete in late 2007 with a Phase 2 trial beginning in the first half of 2008.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The Company has a broad portfolio advancing toward clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which Phase 1 clinical trials are underway.  Other internal proprietary programs address primarily immunoregulation. Pharmacopeia’s collaborative efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and four partnered programs in Phase 1 clinical trials targeting rheumatoid arthritis, oncology, metabolic diseases and inflammatory diseases. Three additional partnered compounds are in preclinical development. Pharmacopeia’s current strategic partnerships are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:
Stephanie Diaz (Investors) and Tim Brons (Media)
Vida Communication (On behalf of Pharmacopeia)
415-675-7400

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a compound from its DARA program, Pharmacopeia’s Phase 1 clinical studies and proposed Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.